UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28025

(Commission File Number)

86-0951473

(I.R.S. Employer Identification Number)

520-1122 Mainland Street, Vancouver, British Columbia, Canada V6B 5L1

(Address of principal executive offices, including zip code)

(604) 639-5835

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2007 we appointed Asi Shalgi as President and Chief Executive Officer under an employment agreement (the “Agreement”). The Agreement commences on April 30, 2007 and will last until terminated by either of the parties. The Agreement shall terminate on 30 days written notice to Asi Shalgi within the first five months of the Executive’s engagement, 60 days notice within the 6-12 months of the Executive's engagement, and 90 days prior written notice thereafter.

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Under the terms of the Agreement, Asi Shalgi will be paid a monthly base salary of $10,000 plus Israeli Value Added Tax. Pursuant to the Agreement, Asi Shalgi will also receive stock options for shares of our common stock, the exact details of which are to be governed by an Employee Stock Option Plan. The Stock Options and the Employee Stock Option Plan are subject to approval by our board of directors.

Item 1.02 Termination of a Material Definitive Agreement

On September 1, 2006, Emerdale Enterprises Ltd. (“Emerdale”) agreed to loan $28,000 to our company by way of an unsecured demand promissory note with interest calculated at a rate of 3% per annum. On April 30, 2007 we terminated the obligation under the promissory note by issuing 2,800,000 shares to Emerdale in a non-brokered private placement.

Item 3.02 Unregistered Sales of Equity Securities.

On April 30, 2007, our company issued 40,175,000 shares to 12 investors at a purchase price of US$0.01 for gross proceeds of US$401,750. We issued the securities to investors who are non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On April 30, 2007, we granted 5,055,021 stock options exercisable for five years at an exercise price of $0.01 per share to Asi Shalgi, the new President of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2007, we appointed Asi Shalgi our President and Chief Executive Officer.

Asi Shalgi has more than 20 years of experience and involvement in the private and public sector.

Mr. Shalgi graduated as an Engineer, Industrial and Management from the University of Tel Aviv. He served in the army and retired as a Lieutenant Colonel of IDF with service as a commander of special commando forces.

Mr. Shalgi served as General Manager and Director for industrial and agriculture companies with significant export activities.

Mr. Shalgi was the Director General of Ministry of Energy and Infrastructures of Israel. During the term he was involved in the peace treaty negotiation with Jordan on the energy annex. He was responsible for the legislation of new electricity law in Israel that allowed the involvement of Independent Power Producers and the implementation of the Public Utility Authority that regulate the energy sector and prices in Israel.

He has been involved in the power and water sector mainly in developing and financing IPP projects type. Among them developing, financing, building and operating the first private power plant in Israel, and the first private water desalination plant in Israel.

He developed and had financial closing for several projects overseas with foreign partners.

In his capacity he was responsible as a team development leader for power, water and transmission projects from initial stage of concept design through tender and negotiation process for technical and legal aspects including negotiation with international lender until financial closing and through the construction to commission and operation phase.

As of April 30, 2007, Christopher Kape has resigned as our President and Chief Executive Officer.

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Item 9.01. Financial Statements and Exhibits.

A copy of the following documents are included as exhibits to this current report on Form 8-K pursuant to Item 601 of Regulation SB:

10.1	Employment Agreement
10.2	Form of subscription agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

Per: /s/ Christopher Kape

Christopher Kape

Director

Dated: April 30, 2007

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